Exhibit 5.3

Our Ref. SDG/eg/C-O 166

March 17, 2015

OCEAN RIG UDW INC.
10 Skopa Street, Tribune House,
2nd Floor, Office 202,
CY-1075 Nicosia,
Cyprus

Dear Ladies and Gentlemen,

Re:            OCEAN RIG UDW INC.

We have acted as Cypriot legal advisors of Ocean Rig UDW Inc., of the Marshall Islands (the "Company") in respect of the Company's subsidiary Primelead Limited of Nicosia, Cyprus (the "Cyprus Subsidiary"), relating to the Company's shelf registration statement on Form F-3 filed on March 17, 2015 with the Securities and Exchange Commission, covering the offer and sale of an indeterminate amount of the Company's securities, which may include common shares, preferred shares, preferred share purchase rights, debt securities, guarantees, warrants, purchase contracts, rights and units, by the Company and guarantees of the Company's debt securities by certain of its subsidiaries, including the Cyprus Subsidiary (each, a "Subsidiary Guarantee"), in an aggregate amount not to exceed $2,000,000,000 and covering the offer and sale of the Company's common shares by certain selling shareholders in an aggregate amount not to exceed 90,000,000 shares (the "Registration Statement").

We limit our opinion strictly as to matters involving the application of Cyprus Law and only as far as the Cyprus Subsidiary is concerned. We express no opinion as to matters involving the legislation of any other jurisdiction.

In giving this opinion we have reviewed copies or photocopies or otherwise identified to our satisfaction, of (i) the Registration Statement, and (ii) the following documents in respect of the Cyprus Subsidiary:

a.	a true copy of its Memorandum and Articles of Association;

b.	a copy of the Certificate of Directors and Secretary issued by the Registrar of Companies;

c.	a copy of the Certificate confirming that it is still on the Registry, issued by the Registrar of Companies;

d.	Secretary's Certificate;

e.	Written Resolutions of the Sole Director dated 13th March 2015.

Our Ref. SDG/eg/C-O 166

March 17, 2015

We have not reviewed any other documents other than those referred to above.

Whenever our opinion is indicated to be based on our knowledge or awareness, it is intended to signify that we have not undertaken any independent investigation specifically for the purpose of rendering this opinion and our knowledge will be limited to those matters of which we have actual knowledge.  Whenever we have stated that we have assumed any matter, it is intended that we assume such matter without making any factual, legal or other inquiry or investigation and without expressing any opinion or conclusion of any kind concerning such matter.

In rendering this opinion we have assumed with your approval and without independent verification:

a.	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals or copies of originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies or otherwise, and the authenticity of the originals of such latter documents;

b.	the due compliance with all matters of and the validity and enforceability of the Registration Statement under such laws as govern or may govern the same other than Cyprus law;

c.	the truth, accuracy, and completeness of all representations and warranties in the Registration Statement, and that all facts stated in all the documents, which we have reviewed, were correct when stated and continue to be correct and all facts which can be inferred from the face of the said documents are correct; and

d.	that all material facts relevant to us giving this opinion have been disclosed to us.

The opinions hereinafter expressed are subject to the following:

a.	any determination, certificates or other matters stated in the Registration Statement to be conclusive may nevertheless be subject to review by the courts; and

b.	the opinions are given only insofar as the law of the Republic of Cyprus as at the date hereof will be the proper law applied by the courts of the Republic of Cyprus, and it should be recognized that changes may occur after the date of this letter which may affect the opinion set forth herein. We assume no obligation to advise the parties, their counsel, or any party seeking to rely upon this opinion of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention. We express no opinion as to the effect of any other law which may be held to be applicable in determining any such matters or as to the enforceability of the Registration Statement or in respect of any representations, warranties or other information contained therein or any other document examined in connection with this opinion, except as expressly confirmed herein.

Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion in so far as Cyprus law is concerned that:

i.	the Cyprus Subsidiary has been duly incorporated and is validly existing in good standing as a limited liability company under the laws of Cyprus, is still on the Registry. The Cyprus Subsidiary has the necessary power and authority to enter into and perform its obligations under a Subsidiary Guarantee.
ii.	the Cyprus Subsidiary has duly taken all necessary corporate or limited liability company action, as applicable, to authorize the filing of the Registration Statement with the Securities and Exchange Commission.
We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to us in the Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter not specifically referred to herein. Seward & Kissel LLP may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

Yours faithfully,

/s/ Savvas D. Georghiades
Savvas D. Georghiades
Advocate